Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except, per share data)

	For the Three Months ended September 30,
	2011	2010
Numerator:
Income from continuing operations	$18,696	$7,858
Income from discontinued operations	—	15,065
Preferred stock issuance cost, net of discount on repurchase	(155)	—
Preferred stock dividend	(1,138)	(2,953)
Redeemable noncontrolling interests in income	(332)	(365)

Net income available to common shareholders	$17,071	$19,605

Denominator:
Denominator for basic earnings per share—weighted average shares	74,965	64,050
Dilutive effect of stock based awards	425	380

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion (1)	75,390	64,430

Basic earnings per share from continuing operations	$0.23	$0.07
Basic earnings per share from discontinued operations	0.00	0.23

Basic earnings per share	$0.23	$0.30

Diluted earnings per share from continuing operations	$0.23	$0.07
Diluted earnings per share from discontinued operations	0.00	0.23

Diluted earnings per share	$0.23	$0.30

(1)	There were 610,000 and 640,000 average anti-dilutive operating company units outstanding for the quarters ending September 30, 2011 and 2010, respectively. These units may become dilutive in future periods.

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except, per share data)

	For the Nine Months ended September 30,
	2011	2010
Numerator:
Income from continuing operations	$44,404	$21,899
Income from discontinued operations	—	29,501
Preferred stock issuance cost, net of discount on repurchase	(3,771)	—
Preferred stock dividend	(6,744)	(8,859)
Redeemable noncontrolling interests in income	(1,003)	(1,111)

Net income available to common shareholders	$32,886	$41,430

Denominator:
Denominator for basic earnings per share—weighted average shares	69,950	60,510
Dilutive effect of stock based awards	450	430

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion (1)	70,400	60,940

Basic earnings per share from continuing operations	$0.47	$0.20
Basic earnings per share from discontinued operations	0.00	0.48

Basic earnings per share	$0.47	$0.68

Diluted earnings per share from continuing operations	$0.47	$0.20
Diluted earnings per share from discontinued operations	0.00	0.48

Diluted earnings per share	$0.47	$0.68

(1)	There were 610,000 and 700,000 average anti-dilutive operating company units outstanding for the nine months ended September 30, 2011 and 2010, respectively. These units may become dilutive in future periods.